GEN Restaurant Group, Inc. Appoints David Park to its Board of Directors

CERRITOS, Calif., July 25, 2024 - GEN Restaurant Group, Inc. (“GEN” or the “Company”) (Nasdaq: GENK), owner of GEN Korean BBQ, a fast-growing casual dining concept with an extensive menu and signature “grill at your table” experience, has appointed David Park to the board of directors and to serve on the audit committee of the board, effective July 24, 2024. With Mr. Park’s addition, GEN has expanded the board to five total directors with three serving independently.

Mr. Park brings to the board more than two decades of experience in the capital markets and extensive M&A experience. Currently, Mr. Park is the founder and chief investment officer of Alpha Park Partners, a long-term oriented investment fund based in New York. He has held a variety of senior roles analyzing both public equity investments and private equity M&A transactions for notable firms, including Archegos Capital, Tiger Asia, Rockwood Capital, AEW Capital, and Maverick Capital, as well as previously working in the investment banking division of Goldman Sachs. Mr. Park holds an MBA from The Wharton School of the University of Pennsylvania.

“I’m pleased to have Dave, a seasoned capital markets practitioner with M&A experience, join GEN’s board of directors,” said GEN’s Co-CEO and Chair of the Board David Kim. “As we continue to navigate the capital markets as a public company and execute upon our growth strategy to expand our footprint, we believe Dave’s significant experience in both of these areas will help guide our decision making. On behalf of our entire board, we welcome Dave to the team.”

Mr. Park commented on his appointment, “GEN has promising momentum on its side as the team looks to double the Company’s footprint in the next two years and create durable long-term value for shareholders. I have spent the majority of my entire career analyzing public equity investments, and I believe my expertise will be highly valuable to the board on this journey as a public company. I’m excited to be joining the board at this unique inflection point and look forward to providing my support as the Company capitalizes on the significant growth opportunities ahead.”

About GEN Restaurant Group, Inc.

GEN Korean BBQ is one of the largest Asian casual dining restaurant concepts in the United States. Founded in 2011 by two Korean immigrants in Los Angeles, the brand has now grown to 40 company-owned locations where guests serve as their own chefs, preparing meals on embedded grills in the center of each table. The extensive menu consists of traditional Korean and Korean-American food, including high-quality meats, poultry, seafood and mixed vegetables. With its unique culinary experience alongside its modern décor and lively atmosphere, GEN Korean BBQ delivers an engaging and interactive dining experience that appeals to a vast segment of the population. For more information, visit GenKoreanBBQ.com and follow the brand on Facebook and Instagram.

Investor Relations Contact:

Cody Slach and Cody Cree

Gateway Group, Inc.

1-949-574-3860

GENK@gateway-grp.com

Media Relations Contact:

Zach Kadletz and Anna Rutter

Gateway Group, Inc.

1-949-574-3860

GENK@gateway-grp.com